Exhibit 99.1
James D. Farley, Jr. Elected to McDonald’s Board of Directors

CHICAGO, IL – February 10, 2026: McDonald’s Corporation (NYSE: MCD) today announced the election of James D. Farley, Jr., to its Board of Directors, effective February 4, 2026.

Mr. Farley currently serves as President and CEO of Ford Motor Company and sits on Ford’s Board of Directors, where he is guiding the company’s Ford+ transformation, a strategy centered on digital innovation, customer-centric design, and operational modernization. He brings more than 30 years of experience leading complex global organizations and transforming iconic consumer brands. He previously served as chief operating officer and president of new businesses, technology and strategy teams.

Earlier in his career at Ford, Farley held leadership roles overseeing Ford Europe, Middle East, and Africa; Global Marketing, Sales & Service; the ongoing reinvention of the Lincoln brand; and Ford’s operations in Canada, Mexico, and South America.

Prior to Ford, he spent nearly two decades at Toyota and Lexus in brand marketing and product leadership.

“Jim brings invaluable experience balancing innovation with operational excellence, modernizing customer experience, engaging independent operators, and harnessing technology to improve systems at scale,” said Chris Kempczinski, Chairman and CEO of McDonald’s Corporation. “His leadership in optimizing a business today while building tomorrow will be useful as we continue to drive momentum across our business.”

“McDonald’s is one of the most admired and recognized brands in the world,” said Farley. “I’ve long respected how the company balances scale with local entrepreneurship and tradition with innovation. I’m honored to join their world-class values-based Board and look forward to contributing to McDonald’s next era of growth.”

His election brings the Board to a total of 12 members, each contributing diverse experience and expertise that strengthen McDonald’s long‑term strategic direction. The Board continuously focuses on thoughtful director succession planning to ensure it reflects the skills needed to guide the Company’s future. Notably, half of McDonald’s directors have joined since 2022, reinforcing the Board’s commitment to refreshment and future‑ready governance.

About McDonald's
McDonald's is the world's leading global foodservice retailer with over 45,000 locations in over 100 countries. Approximately 95% of McDonald's restaurants worldwide are owned and operated by independent local business owners.